State Street Bank and Trust Company
1200 Crown Colony Drive, CC1/5
Crown Colony Office Park
Quincy, MA 02169

Attention:  Steven S. Smirnoudis, Vice President

Re:  USAA Mutual Funds Trust (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a two new series of shares to be known as the USAA Ultra Short-Term Bond Fund and USAA Real Return Fund.

In accordance with Section 18, the Additional Funds provision, of the Amended and Restated Custodian Agreement dated as of July 31, 2006, by and between USAA Mutual Funds Trust and State Street Bank and Trust Company (the “Custodian”) (the “Custodian Agreement”), the undersigned Fund hereby requests that the Custodian render services as custodian under the Custodian Agreement with respect to the USAA Ultra Short-Term Bond Fund and USAA Real Return Fund such that the USAA Ultra Short-Term Bond Fund and USAA Real Return Fund become “Portfolios” under the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

USAA MUTUAL FUNDS TRUST
                      on behalf of:
         USAA Ultra Short-Term Bond Fund and
USAA Real Return Fund

By:   /S/CHRISTOPHER P. LAIA
Name:  Christopher P. Laia
Title:  Secretary, Duly Authorized
Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:        /S/JOSEPH C. ANTONELLIS
Name:      Joseph C. Antonellis
Title:        Vice Chairman, Duly Authorized

Effective Date:  October 18, 2010